Exhibit 99.1
Human Nutrition & Health Animal Nutrition & Health Specialty Products Industrial Products

Balchem Corporation Reports Strong Finish to 2018 with Fourth Quarter Sales of $163.5 million, Fourth Quarter GAAP EPS of $0.63 and Adjusted EPS of $0.77

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Fourth quarter net sales of $163.5 million, growth of 2.7%, compared to prior year. Full year 2018 sales of $643.7 million, an increase of 8.2% from the prior year, with year over year sales growth in all four of our segments.

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Fourth quarter GAAP EPS of $0.63, and adjusted EPS(a) of $0.77, an increase in adjusted EPS(a) of 13.2% compared to prior year. Full year GAAP EPS of $2.42, and adjusted EPS(a) of $3.01, an increase in adjusted EPS(a) of 19.0% from the prior year.

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Fourth quarter cash flow from operations of $39.5 million and free cash flow(a) of $33.6 million, up 57.6% compared to prior year. Full year cash flow from operations of $118.7 million and free cash flow(a) of $99.5 million, up 19.8% compared to prior year.

New Hampton, NY, February 28, 2019 - Balchem Corporation (NASDAQ: BCPC) today reported financial results for the fourth quarter and full year 2018. Ted Harris, Chairman, CEO, and President of Balchem said, “We ended the year with a solid fourth quarter, highlighted by record fourth quarter sales, adjusted net earnings, and free cash flow. These results once again highlight the strength and resilience of our business model in what has proved to be a challenging business environment.”

Mr. Harris added, “The Balchem team made significant progress in 2018. We are very proud to have delivered these strong 2018 full year results with each of our four segments contributing nicely to achieve consolidated revenue growth of 8.2%, to a record $643.7 million, while delivering record adjusted net earnings of $97.7 million and free cash flow of $99.5 million, both increasing by 19.7% and 19.8% year over year, respectively. At the same time, we completed the integration of Innovative Food Processors that we acquired in 2017 and added Bioscreen to our portfolio in late 2018 while significantly advancing our strategic growth initiatives.”

Fourth Quarter 2018 Financial Highlights:

•	Fourth quarter net sales of $163.5 million in 2018, an increase of $4.3 million, or 2.7%, compared to the prior year quarter.

•	Year over year quarterly sales growth in three of our four segments, with record fourth quarter sales for our Human Nutrition & Health, Animal Nutrition & Health, and Specialty Products segments.

•	Fourth quarter adjusted EBITDA was $39.6 million, a decrease of $0.4 million, or 1.0%, from the prior year.

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Fourth quarter GAAP net earnings were $20.3 million, a decrease of $21.6 million, or 51.6%, from the prior year primarily due to the one-time favorable impact of the Tax Cuts and Jobs Act in 2017. These net earnings resulted in GAAP earnings per share of $0.63. Record quarterly adjusted net earnings of $25.1 million increased $3.3 million or 14.9% from the prior year, resulting in adjusted earnings per share(a) of $0.77.

•	Record quarterly cash flows from operations were $39.5 million for 2018 with record quarterly free cash flow(a) of $33.6 million.

Full Year 2018 Financial Highlights:

•	Strong full year sales of $643.7 million, an increase of $48.9 million or 8.2% from the prior year, with year over year sales growth in all four of our segments.

•	Record Adjusted EBITDA of $159.9 million compared to $147.8 million from the prior year, an increase of $12.1 million or 8.2%.

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GAAP net earnings of $78.6 million, a decrease of $11.5 million or 12.8% from the prior year primarily due to the favorable impact of the Tax Cuts and Jobs Act in 2017, resulting in GAAP diluted earnings per share of $2.42. Record adjusted net earnings of $97.7 million, an increase of $16.1 million or 19.7% from the prior year resulting in adjusted diluted earnings per share of $3.01.

•	Record full year cash flows from operations were $118.7 million compared to $110.6 million in 2017 and record full year free cash flow(a)was $99.5 million compared to $83.1 million in 2017.

•	Declared a $15.2 million dividend on common stock of $0.47 per share, an 11.9% increase over the prior year cash dividend.

•	Reduced our net debt(b) by $76.8 million to $101.7 million as of December 31, 2018, or 0.64 times 2018 Adjusted EBITDA.

Balchem Corporation (NASDAQ:BCPC)

Results for Period Ended December 31, 2018 (unaudited)
($000 Omitted Except for Net Earnings per Share)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Net sales	$163,539	$159,264	$643,679	$594,790

Gross margin	51,325	51,638	204,252	189,009
Operating expenses	24,070	24,972	96,501	91,754
Earnings from operations	27,255	26,666	107,751	97,255
Other expense	1,992	2,144	8,721	8,767
Earnings before income tax expense	25,263	24,522	99,030	88,488
Income tax expense	4,929	(17,453)	20,457	(1,583)
Net earnings	$20,334	$41,975	$78,573	$90,071

Diluted net earnings per common share	$0.63	$1.30	$2.42	$2.79

Adjusted EBITDA(a)	$39,598	$39,992	$159,936	$147,833
Adjusted net earnings(a)	$25,146	$21,889	$97,747	$81,689
Adjusted net earnings per common share(a)	$0.77	$0.68	$3.01	$2.53

Shares used in the calculations of diluted and adjusted net earnings per common share	32,479	32,305	32,445	32,230

(a)	See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.
(b)	Net debt is calculated as current and long-term debt, less cash and cash equivalents.

Segment Financial Results for the Fourth Quarter of 2018:

The Human Nutrition & Health segment generated record quarterly sales of $87.3 million, an increase of $4.0 million or 4.8% compared to the prior year quarter. The increase was driven by higher powder systems and flavor systems sales into food and beverage markets, increased chelated minerals and higher choline nutrients sales. Quarterly earnings from operations for this segment of $12.3 million increased $0.2 million or 2.0% compared to $12.1 million in the prior year quarter, primarily due to the aforementioned higher sales and lower amortization expense, partially offset by higher raw material costs and mix. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for 2018 and 2017 of $5.3 million and $5.8 million, respectively, adjusted earnings from operations for this segment were $17.7 million, compared to $17.9 million in the prior year quarter.

The Animal Nutrition & Health segment generated record quarterly sales of $47.1 million, an increase of $2.6 million or 5.7% compared to the prior year quarter. The increased sales were primarily due to increased ruminant species volumes. Fourth quarter earnings from operations for this segment of $7.0 million were down from the prior year comparable quarter of $8.1 million, due to lower volumes and margins in the European monogastric business as a result of increased competetive activity, increased raw material costs, and mix, only partially offset by the higher ruminant volumes. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for 2018 and 2017 of $0.2 million and $0.1 million, respectively, adjusted earnings from operations for this segment were $7.2 million, compared to $8.1 million in the prior year quarter.

The Specialty Products segment generated record fourth quarter sales of $17.6 million, an increase of $1.0 million or 6.2% compared to the prior year quarter, primarily due to higher sales of ethylene oxide for the medical device sterilization market. Quarterly earnings from operations for this segment were $5.8 million, versus $4.8 million in the prior year comparable quarter, an increase of $1.0 million or 19.8%, primarily due to the aforementioned higher sales and an improved mix. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $0.8 million for 2018 and 2017, respectively, adjusted earnings from operations for this segment were $6.5 million, compared to $5.6 million in the prior year quarter.

The Industrial Products segment sales of $11.6 million decreased $3.3 million or 22.2% from the prior year comparable quarter, primarily due to reduced sales of choline and choline derivatives used in shale fracking applications. Earnings from

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Balchem Corporation (NASDAQ:BCPC)

operations for the Industrial Products segment were $2.2 million, an increase of $0.1 million or 6.7% compared with the prior year comparable quarter, and were primarily due to higher average selling prices, an improved mix and certain lower operating expenses offsetting the aforementioned lower sales volumes and higher raw material costs.

Consolidated gross margin for the quarter ended December 31, 2018 of $51.3 million decreased by $0.3 million or 0.6%, compared to $51.6 million for the prior year comparable period. Gross margin as a percentage of sales decreased to 31.4% as compared to 32.4% in the prior year period. The decrease was primarily due to mix and certain higher raw material costs. Operating expenses of $24.1 million for the fourth quarter were down $0.9 million from the prior year comparable quarter, primarily due to a decrease in certain compensation-related expenses, partially offset by an increase in research and development expenses. Excluding non-cash operating expense associated with amortization of intangible assets of $5.6 million, operating expenses were $18.5 million, or 11.3% of sales.

Interest expense was $1.7 million in the fourth quarter of 2018. Our effective tax rates for the three months ended December 31, 2018 and 2017 were 19.5% and (71.2)%, respectively. The increase in the effective tax rate from the prior year is primarily due to the one-time favorable impact of the Tax Cuts and Jobs Act in 2017.

For the quarter ended December 31, 2018, cash flows provided by operating activities were $39.5 million, and record quarterly free cash flow was $33.6 million. The $144.3 million of net working capital on December 31, 2018 included a $35 million reduction in the current portion of long-term debt, resulting from the second quarter repayment of existing debt through the initial use of revolving debt from our new credit facility, and this revolving debt is classified as long-term debt on our balance sheet. In addition, the net working capital included a cash balance of $54.3 million, which reflects capital expenditures of $5.9 million and accelerated principal payments on the revolving loan of $22.0 million in the fourth quarter of 2018. The Company continues to invest in projects across all facilities to improve capabilities and operating efficiencies.

Ted Harris said, “The record fourth quarter consolidated revenue, adjusted net earnings, and free cash flow capped off what was a very strong year for the company.”

Mr. Harris went on to add, “While macroeconomic uncertainties abound, the strength of our balance sheet and the proven resilience of our business model will enable us to continue to progress our strategic organic growth initiatives and seek value-creating acquisitions as we move forward in 2019.”

Quarterly Conference Call
A quarterly conference call will be held on Thursday, February 28, 2019, at 11:00 AM Eastern Time (ET) to review fourth quarter 2018 results. Ted Harris, Chairman of the Board, CEO and President, Martin Bengtsson, CFO, and Bill Backus, CAO will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Thursday, March 14, 2019. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13687517.

Segment Information
Balchem Corporation reports four business segments: Human Nutrition & Health; Animal Nutrition & Health; Specialty Products; and Industrial Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. The Industrial Products segment manufactures and supplies certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2017. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact: Mary Ann Brush, Balchem Corporation (Telephone: 845-326-5600)

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Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data (unaudited)
($ in 000’s)

Business Segment Net Sales	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Human Nutrition & Health	$87,271	$83,273	$341,237	$315,796
Animal Nutrition & Health	47,106	44,552	175,693	157,688
Specialty Products	17,575	16,542	75,808	73,355
Industrial Products	11,587	14,897	50,941	47,951
Total	$163,539	$159,264	$643,679	$594,790

Business Segment Earnings Before Income Taxes	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Human Nutrition & Health	$12,315	$12,068	$48,490	$44,010
Animal Nutrition & Health	7,012	8,073	26,673	22,292
Specialty Products	5,778	4,824	25,361	24,949
Industrial Products	2,152	2,016	9,013	6,413
Transaction and integration costs	(2)	(315)	(1,786)	(2,496)
Indemnification settlement	—	—	—	2,087
Interest and other expense	(1,992)	(2,144)	(8,721)	(8,767)
Total	$25,263	$24,522	99,030	$88,488

Selected Balance Sheet Items	December 31,	December 31,
	2018	2017
Cash and Cash Equivalents	$54,268	$40,416
Accounts Receivable, net	99,545	91,226
Inventories	67,187	60,696
Other Current Assets	5,314	6,998
Total Current Assets	226,314	199,336

Property, Plant & Equipment, net	194,339	189,793
Goodwill	447,995	441,361
Intangible Assets with Finite Lives, net	105,985	128,073
Other Assets	6,722	5,073
Total Assets	$981,355	$963,636

Current Liabilities	$82,056	$73,396
Current Portion of Long-Term Debt	—	35,000
Long-Term Debt	156,000	183,964
Deferred Income Taxes	44,309	48,548
Long-Term Obligations	7,372	5,847
Total Liabilities	289,737	346,755

Stockholders' Equity	691,618	616,881

Total Liabilities and Stockholders' Equity	$981,355	$963,636

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Balchem Corporation (NASDAQ:BCPC)

Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Year Ended December 31,
	2018	2017

Cash flows from operating activities:
Net earnings	$78,573	$90,071
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	44,666	44,379
Stock compensation expense	6,413	6,264
Other adjustments	(6,944)	(28,114)
Changes in assets and liabilities	(4,011)	(1,982)
Net cash provided by operating activities	118,697	110,618

Cash flow from investing activities:
Cash paid for acquisition, net of cash acquired	(17,399)	(17,393)
Capital expenditures and intangible assets acquired	(19,723)	(28,117)
Proceeds from insurance and sale of assets	5,131	2,814
Net cash used in investing activities	(31,991)	(42,696)

Cash flows from financing activities:
Proceeds from revolving debt	210,750	25,000
Principal payments on long-term and revolving debt	(274,250)	(89,384)
Proceeds from stock options exercised	8,272	9,732
Dividends paid	(13,432)	(12,069)
Other	(2,787)	(1,905)
Net cash used in financing activities	(71,447)	(68,626)

Effect of exchange rate changes on cash	(1,407)	2,477

Increase in cash and cash equivalents	13,852	1,773

Cash and cash equivalents, beginning of period	40,416	38,643
Cash and cash equivalents, end of period	$54,268	$40,416

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Balchem Corporation (NASDAQ:BCPC)

Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain unallocated equity compensation, and certain one-time or unusual transactions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, acquisition-related expenses, indemnification settlements, legal settlements, and the fair valuation of acquired inventory. Adjusted income tax expense is defined as income tax expense adjusted for the impact of ASU 2016-09 and the 2017 impact of the Tax Cuts and Jobs Act. Free cash flow is defined as net cash provided by operating activities less capital expenditures.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Table 1

Reconciliation of Non-GAAP Measures to GAAP (Dollars in thousands, except per share data) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Reconciliation of adjusted gross margin
GAAP gross margin	$51,325	$51,638	$204,252	$189,009
Amortization of intangible assets (1)	735	715	3,097	2,737
Adjusted gross margin	52,060	52,353	207,349	191,746

Reconciliation of adjusted earnings from operations
GAAP earnings from operations	27,255	26,666	107,751	97,255
Amortization of intangible assets (1)	6,308	6,639	24,988	26,784
Transaction and integration costs (2)	2	315	1,786	2,496
Indemnification settlement (3)	—	—	—	(2,087)
Adjusted earnings from operations	33,565	33,620	134,525	124,448

Reconciliation of adjusted net earnings
GAAP net earnings	20,334	41,975	78,573	90,071
Amortization of intangible assets (1)	6,378	6,753	25,668	27,258
Transaction and integration costs (2)	2	315	1,786	2,496
Indemnification settlement (3)	—	—	—	(2,087)
Income tax adjustment (4)	(1,568)	(27,154)	(8,280)	(36,049)
Adjusted net earnings	$25,146	$21,889	$97,747	$81,689

Adjusted net earnings per common share - diluted	$0.77	$0.68	$3.01	$2.53

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Balchem Corporation (NASDAQ:BCPC)

(1) Amortization of intangible assets: Amortization of intangible assets consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, and other intangibles acquired primarily in connection with business combinations. We record expense relating to the amortization of these intangibles in our GAAP financial statements. Amortization expenses for our intangible assets are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

(2) Transaction and integration costs: Transaction and integration costs related to acquisitions are expensed in our GAAP financial statements. Management excludes this item for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding this item from our non-GAAP financial measures is useful to investors because this item is associated with each transaction and is inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(3) Indemnification settlement: Indemnification settlement related to a favorable settlement we received relating to the SensoryEffects acquisition which is included in our GAAP financial statements. Management excluded this settlement for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding the settlement from our non-GAAP financial measures is useful to investors because this type of settlement is infrequent causing comparison of current and historical financial results to be difficult.

(4) Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting”, and the 2017 impact of the Tax Cuts and Jobs Act (the “Tax Reform Act”), enacted on December 22, 2017 by the U.S. government, and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. The income tax adjustment for the three months ended December 31, 2018 and 2017, respectively, is calculated as the difference between the December 31, 2018 and 2017 year-to-date income tax adjustment, respectively, and the September 30, 2018 and 2017 year-to-date income tax adjustment, respectively. See Table 3 for the calculation of our non-GAAP effective tax rate.

The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and twelve months ended December 31, 2018 and 2017.

Table 2
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income - as reported	$20,334	$41,975	$78,573	$90,071
Add back:
Provision for income taxes	4,929	(17,453)	20,457	(1,583)
Other expense	1,992	2,144	8,721	8,767
Depreciation and amortization	11,136	11,095	43,986	43,905
EBITDA	38,391	37,761	151,737	141,160
Add back certain items:
Non-cash compensation expense related to equity awards	1,205	1,916	6,413	6,264
Transaction and integration costs	2	315	1,786	2,496
Indemnification settlement	—	—	—	(2,087)
Adjusted EBITDA	$39,598	$39,992	$159,936	$147,833

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Balchem Corporation (NASDAQ:BCPC)

The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the three and twelve months ended December 31, 2018 and 2017.

Table 3
(unaudited)

	Three Months Ended December 31,
	2018	Effective Tax Rate	2017	Effective Tax Rate
GAAP Income Tax Expense	$4,929	19.51%	$(17,453)	(71.2)%
Impact of ASU 2016-09 adoption(5)	273		37
Impact of the Tax Reform Act	—		24,945
Adjusted Income Tax Expense	$5,202	20.6%	$7,529	30.7%

	Year Ended December 31,
	2018	Effective Tax Rate	2017	Effective Tax Rate
GAAP Income Tax Expense	$20,457	20.7%	$(1,583)	(1.8)%
Impact of ASU 2016-09 adoption(5)	2,043		2,589
Impact of the Tax Reform Act	—		24,945
Adjusted Income Tax Expense	$22,500	22.7%	$25,951	29.3%

(5) Impact of ASU 2016-09 adoption: In March 2016, the FASB issued ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which addresses the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The Company adopted ASU 2016-09 on January 1, 2017 prospectively (prior periods have not been restated).  The primary impact of adoption was the recognition during the three and year ended December 31, 2018 and 2017, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities. The presentation requirements for cash flows related to employee taxes paid for withheld shares had no impact to any of the periods presented in the consolidated statement of cash flows, since such cash flows have historically been presented in financing activities. The Company also elected to continue estimating forfeitures when determining the amount of stock-based compensation costs to be recognized in each period. No other provisions of ASU 2016-09 had a material impact on the Company’s financial statements or disclosures.

The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three and twelve months ended December 31, 2018 and 2017.

Table 4
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net cash provided by operating activities	$39,512	$31,164	$118,697	$110,618
Capital expenditures	(5,917)	(9,850)	(19,170)	(27,526)
Free cash flow	$33,595	$21,314	$99,527	$83,092

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